Wiley Names Jay Flynn as Head of Research
Wiley Veteran to Lead Wiley’s Open Research Strategy

September 17, 2021 - Hoboken, NJ – John Wiley and Sons, Inc. (NYSE: JW-A), a global leader in research and education, today announced that Jay Flynn has been named Executive Vice President of Wiley Research, succeeding Judy Verses.  Flynn will report directly to Wiley President & CEO Brian Napack and oversee the company’s fast-growing research business.

Since joining Wiley in 2010, Flynn has served the organization in a series of key leadership roles, most recently as Senior Vice President and Chief Product Offer of Wiley Research.  Prior to that role, he was Managing Director of Research Publishing.  He has been instrumental in the definition and execution of Wiley’s successful strategy to lead in open research.

Judy Verses has announced that she is leaving the organization for personal reasons. Verses joined Wiley in 2015. Under her leadership, Wiley Research has grown into a leader in open research and an innovative strategic partner to academic institutions, societies, and corporations.

“Jay brings vision and deep experience to this critical role. As we publish more and expand our portfolio of digital research solutions, Jay and his team will continue to enable the growing success of millions of researchers worldwide,” said Napack. “I want to take this moment to recognize Judy’s tremendous contributions to Wiley. She has guided the transformation of our research business into an engine of growth and leaves Wiley Research an industry leader and a force for positive impact.”

Wiley’s Research business works to help researchers get life-changing, peer-reviewed research out to the world faster and to greater effect through its 1,900 peer reviewed journals.  As the world’s largest society publisher, the Company partners with over 900 societies to provide millions of scientists and scholars with the tools and resources they need to accelerate scientific discovery. Nearly half of the world’s research articles flow through Wiley’s online platforms.  As a leader in open research, Wiley works to make science more broadly available for all so that it can have the greatest impact.

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